UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0399476 (I.R.S. Employer Identification No.)

1111 West Hastings Street, Suite 320, Vancouver, British Columbia, Canada (Address of Principal Executive Offices)	V6E 2J3 (Zip Code)

2014 STOCK INCENTIVE PLAN
(Full title of the plan)

Amir Adnani, President and Chief Executive Officer
1111 West Hastings Street, Suite 320,
Vancouver, British Columbia, Canada V6E 2J3
(Name and address of agent for service)

Tel: (604) 682-9775
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-25 of the Exchange Act.

Large accelerated filer	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common shares	7,500,000 shares	$1.45 per share	$10,875,000	$1,263.68

(1)   This registration statement covers shares of our common stock, par value $0.001 per share, issuable pursuant to stock options and other equity incentive awards under our 2014 Stock Incentive Plan.

(2)   We previously registered 5,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2006 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-147626), a further 7,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2009 Stock Incentive Plan, as amended, on two registration statements on Form S-8 (Registration Nos. 333-162264 and 333-172092), and a further 2,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2013 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-192462). Our 2006 Stock Incentive Plan and our 2009 Stock Incentive Plan, as amended, were superseded and replaced by our 2013 Stock Incentive Plan. Our 2013 Stock Incentive Plan has been superseded and replaced by our 2014 Stock Incentive Plan. This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the 2014 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares.

(3)   The proposed maximum offering price per share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon (i) the exercise price of $1.32 per share under outstanding options to purchase 3,099,750 shares being registered hereunder and (ii) with respect to the remaining 4,400,250 shares being registered hereunder, the average of the high and low prices of our common stock of $1.54 per share, as reported on NYSE MKT on January 7, 2015.

(4)   The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to a maximum of 7,500,000 shares of common stock, par value $0.001 per share, issuable directly by Uranium Energy Corp. ("we" or the "Company") under the 2014 Stock Incentive Plan or pursuant to the exercise of options or other awards that have been or may be granted under the 2014 Stock Incentive Plan. We previously registered 5,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2006 Stock Incentive Plan on a Registration Statement on Form S-8 (Registration No. 333-147626), a further 7,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2009 Stock Incentive Plan, as amended, on two Registration Statements on Form S-8 (Registration Nos. 333-162264 and 333-172092), and a further 2,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2013 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-192462). As more fully described herein, our 2006 Stock Incentive Plan and our 2009 Stock Incentive Plan, as amended, were superseded and replaced by our 2013 Stock Incentive Plan, and our 2013 Stock Incentive Plan has been superseded and replaced by our 2014 Stock Incentive Plan.

The information set forth in our prior Registration Statements on Form S-8 as listed above (Registration Nos. 333-147626, 333-162264, 333-172092 and 333-192462) (collectively, the "Prior Registration Statements"), filed with the Securities and Exchange Commission are incorporated by reference herein and made a part hereof. The Prior Registration Statements included reoffer prospectuses which are not being incorporated by reference and made a part hereof; a revised reoffer prospectus has been included in this Registration Statement in accordance with General Instruction E on Form S-8 -Registration of Additional Securities.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus ("prospectus" or "Registration Statement"), constitute a prospectus that meets the requirements of Section 10(a) of the United States Securities Act of 1933, as amended (the "Securities Act").

Reoffer Prospectus: The material that follows Item 2, beginning on Page P-1 up to but not including Part II of this Registration Statement, beginning on Page II-1, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be "control securities" under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1.              Plan Information.

This Registration Statement on Form S-8 relates to a maximum of 7,500,000 shares of common stock, par value $0.001 per share, issuable directly by Uranium Energy Corp. ("we" or the "Company") under the 2014 Stock Incentive Plan or pursuant to the exercise of options or other awards that have been or may be granted under the 2014 Stock Incentive Plan.

On June 9, 2014, our Board of Directors authorized and approved the adoption of the Company's 2014 Stock Incentive Plan, under which an aggregate of 15,493,788 of our shares may be issued, which consists of 7,993,788 shares issuable pursuant to options previously granted that were outstanding under our 2013 Stock Incentive Plan (as described below) as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan (and which 7,993,788 shares are registered pursuant to prior Form S-8 Registration Statements filed by the Company) and 7,500,000 additional shares that may be issued pursuant to awards that may be granted under the 2014 Stock Incentive Plan. The 2014 Stock Incentive Plan supersedes and replaces the Company's 2013 Stock Incentive Plan, dated as originally ratified by the Board of Directors on May 1, 2013, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2013. The 2013 Stock Incentive Plan, in turn, superseded and replaced each of (i) the Company's 2006 Stock Incentive Plan, dated as originally ratified by the Board of Directors on October 10, 2006, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2008, and (ii) the Company's 2009 Stock Incentive Plan, dated as originally ratified by the Board of Directors on June 5, 2009, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 23, 2009, which was amended pursuant to an amendment thereto originally ratified by the Board of Directors on May 25, 2010, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 22, 2010.

Under the 2013 Stock Incentive Plan, an aggregate of 15,493,788 of our shares were authorized for issuance. As of June 9, 2014, a total of 7,993,788 previously granted options remained outstanding under our 2013 Stock Incentive Plan and 2,143,500 shares remained available for grant under the 2013 Stock Incentive Plan. As indicated above, all previously granted options that were outstanding under our 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan are covered by the 2014 Stock Incentive Plan. For the avoidance of doubt, the 2,143,500 Shares of the Company remaining available for grant under the 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan are no longer available for future grant given that the 2013 Stock Incentive Plan has been superseded and replaced by the 2014 Stock Incentive Plan.

The 2014 Stock Incentive Plan was ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2014.

As indicated above, an aggregate of 15,493,788 of our shares may be issued pursuant to the grant of awards under the 2014 Stock Incentive Plan, which consists of 7,993,788 shares issuable pursuant to options previously granted that were outstanding under our 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan on June 9, 2014 and 7,500,000 additional shares that may be issued pursuant to awards that may be granted under the 2014 Stock Incentive Plan. Between June 9, 2014 and December 31, 2014, options to purchase an aggregate of 4,440,250 shares were cancelled or were forfeited. As a result, an additional 4,440,250 shares became available for grant under the 2014 Stock Incentive Plan.

The purpose of the 2014 Stock Incentive Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2014 Stock Incentive Plan is to be administered by our Compensation Committee which shall determine, among other things: (a) the persons to be granted awards under the 2014 Stock Incentive Plan; (b) the number of shares or amount of other awards to be granted; and (c) the terms and conditions of the awards granted. The Company may issue restricted shares, options, stock appreciation rights, deferred stock rights and dividend equivalent rights, among others, under the 2014 Stock Incentive Plan.

An award may not be exercised after the termination date of the award and may be exercised following the termination of an eligible participant's continuous service only to the extent provided by the administrator under the 2014 Stock Incentive Plan. If the administrator under the 2014 Stock Incentive Plan permits a participant to exercise an award following the termination of continuous service for a specified period, the award terminates to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever occurs first. In the event an eligible participant's service has been terminated for "cause", he or she shall immediately forfeit all rights to any of the awards outstanding.

On September 3, 2014, the Company granted options to purchase an aggregate of 7,540,000 shares under the 2014 Stock Incentive Plan.

We will provide each participant in our 2014 Stock Incentive Plan (each, a "Participant") with documents that contain information related to our 2014 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Participant who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.              Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

*        Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

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REOFFER PROSPECTUS

The date of this prospectus is January 9, 2015

URANIUM ENERGY CORP.
1111 West Hastings Street, Suite 320,
Vancouver, British Columbia, Canada V6E 2J3

15,493,788 SHARES OF COMMON STOCK

This reoffer prospectus relates to 15,493,788 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain eligible participants (each, an "Eligible Participant") in our "2014 Stock Incentive Plan" for their own account. Eligible Participants in our 2014 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are "affiliates" of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")).

It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the NYSE MKT or such other securities exchange or securities market (if any) that our common stock may then be traded. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock will be issued pursuant to awards granted under our 2014 Stock Incentive Plan and will be "control securities" under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the NYSE MKT under the symbol "UEC." On January 7, 2015, the last reported price of our common stock on such market was $1.50 per share.

Investing in our common stock involves risks. See "Risk Factors" starting on page P-4 of this reoffer prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

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PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to "the Company," "we," "us," "our" or "our company" refer to Uranium Energy Corp. and our consolidated subsidiaries. All dollar amounts refer to United States dollars unless otherwise indicated.

This reoffer prospectus relates to 15,493,788 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain Eligible Participants in our 2014 Stock Incentive Plan for their own account. Eligible Participants in our 2014 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are "affiliates" of our company, as defined in Rule 405 under the Securities Act.

Corporate Organization

Uranium Energy Corp. was incorporated under the laws of the State of Nevada on May 16, 2003 under the name "Carlin Gold Inc." During 2004, we changed our business operations and focus from precious metals exploration to uranium exploration in the United States. On January 24, 2005, we completed a reverse stock split of our common stock on the basis of one share for each two outstanding shares and amended our Articles of Incorporation to change our name to "Uranium Energy Corp.". Effective February 28, 2006, we completed a forward stock split of our common stock on the basis of 1.5 shares for each outstanding share and amended our Articles of Incorporation to increase our authorized capital from 75,000,000 shares of common stock with a par value of $0.001 per share to 750,000,000 shares of common stock with a par value of $0.001 per share. In June 2007, we changed our fiscal year end from December 31 to July 31.

On December 31, 2007, we incorporated a wholly-owned subsidiary, UEC Resources Ltd., under the laws of the Province of British Columbia, Canada. Effective December 18, 2009, we acquired a 100% interest in the South Texas Mining Venture, L.L.P., a Texas limited liability partnership, from each of URN Resources Inc., a subsidiary of Uranium One Inc., and Everest Exploration, Inc.. On September 3, 2010, we incorporated a wholly-owned subsidiary, UEC Paraguay Corp., under the laws of the State of Nevada. Effective May 24, 2011, we acquired a 100% in interest in Piedra Rica Mining S.A., a private company incorporated in Paraguay. Effective September 9, 2011, we acquired a 100% interest in Concentric Energy Corp., a private company incorporated in the State of Nevada. Effective March 30, 2012, we acquired a 100% interest in Cue Resources Ltd., a formerly publicly-traded company incorporated in the Province of British Columbia, Canada.

Our principal offices are located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas 78401 and 1111 West Hastings Street, Suite 320, Vancouver, British Columbia, Canada V6E 2J3.

General Business

We are engaged in uranium mining and related activities, including exploration, pre-extraction, extraction and processing, on uranium projects located in the United States and Paraguay. We utilize in-situ recovery ("ISR") mining where possible which we believe, when compared to conventional open pit or underground mining, requires lower capital and operating expenditures with a shorter lead time to extraction and a reduced impact on the environment. We do not expect, however, to utilize ISR mining for all of our mineral rights in which case we would expect to rely on conventional open pit and/or underground mining techniques. We have one uranium mine located in the State of Texas, the Palangana Mine, which utilizes ISR mining and commenced extraction of uranium oxide ("U3O8"), or yellowcake, in November 2010. We have one uranium processing facility or mill located in the State of Texas, the Hobson Processing Facility, which processes material from the Palangana Mine into drums of U3O8, our only sales product and source of revenue, for shipping to a third-party storage and sales facility. Since commencement of uranium extraction from the Palangana Mine in November 2010 to July 31, 2014, the Hobson Processing Facility has processed 560,000 pounds of U3O8. At July 31, 2014, we had no uranium supply or "off-take" agreements in place.

Our fully-licensed and 100%-owned Hobson Processing Facility forms the basis for our regional operating strategy in the State of Texas, specifically the South Texas Uranium Belt where we utilize ISR mining. As a central processing site, the Hobson Processing Facility has a physical capacity to process uranium-loaded resins up to a total of two million pounds of U3O8 annually, and is licensed to process up to a total of one million pounds of U3O8 annually, from our Palangana Mine and from future satellite mining activities, such as our Goliad and Burke Hollow Projects, located within the South Texas Uranium Belt.

At July 31, 2014, we held mineral rights in various stages located in the States of Arizona, Colorado, New Mexico, Texas and Wyoming and the Republic of Paraguay. We acquired these mineral rights for the purposes of uranium mining and related activities, including exploration, pre-extraction, extraction and processing. Many of these mineral rights are located in historically successful mining areas and have been the subject of past exploration and pre-extraction activities by other mining companies. Specific exploration targets may be identified internally by our geological team by utilizing this prior exploration work combined with our extensive exploration database.

Our operating and strategic framework is based on expanding our uranium extraction activities, which includes advancing certain uranium projects with established mineralized materials towards uranium extraction, and establishing additional mineralized materials on our existing uranium projects or through acquisition of additional uranium projects.

During Fiscal 2014:

  a strategic plan was announced on September 5, 2013 to align our operations to adapt to the existing uranium market in a challenging post-Fukushima environment, most notably the uranium spot price being at historical lows. As a result, uranium extraction at Production Area Authorization ("PAA") 1, 2 and 3 of the Palangana Mine operated at a reduced pace, including the deferral of any further pre-extraction expenditures, to maintain operational readiness to ramp-up output in anticipation of a recovery in uranium prices;

  permitting activities continued to advance at other PAAs of the Palangana Mine;

  processing equipment for the construction of the satellite facility and wellfield including long-lead items such as ion exchange vessels were received for the Goliad Project;

  permitting activities continued and a drill program comprised of 191 exploration holes totaling 87,105 feet was completed at the Burke Hollow Project located in Texas;

  a Preliminary Economic Assessment dated April 8, 2014 prepared in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, was completed for the Slick Rock Project located in Colorado;

  reclamation work for the Mount Lucas Project was completed resulting in a release to unrestricted use from the Texas Commission on Environmental Quality;

  a public offer and sale of 3,380,954 units of the Company was completed at a price of $2.10 per unit for gross proceeds of $7.1 million. Each unit was comprised of one share of the Company and 0.55 of one share purchase warrant, each whole warrant exercisable at a price of $2.60 for a three year period to purchase one additional share for a total 1,859,524 shares of the Company; and

  a $20,000,000 senior secured credit facility was completed pursuant to an Amended and Restated Credit Agreement dated and effective March 13, 2014 (the "Amended Credit Facility"), which supersedes in its entirety the Credit Agreement dated and effective July 30, 2013 (the "Credit Facility"), with Sprott Resource Lending Partnership and CEF (Capital Markets) Limited, under which we received initial funding of $10,000,000 upon closing of the Credit Facility on July 30, 2013 and an additional $10,000,000 upon closing of the Amended Credit Facility on March 13, 2014.

RISK FACTORS

Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus and in the documents incorporated by reference herein, including the risks described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, before investing in our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the market price of our common stock. Refer to "Forward-Looking Statements".

There is no assurance that we will be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause, or that these potential risks and uncertainties are a complete list of the risks and uncertainties facing us. Furthermore, there may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Company and Business

Evaluating our future performance may be difficult since we have a limited financial and operating history, with significant negative cash flow and accumulated deficit to date. Furthermore, our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.

Uranium Energy Corp. was incorporated under the laws of the State of Nevada on May 16, 2003 and since 2004, we have been engaged in uranium mining and related activities, including exploration, pre-extraction, extraction and processing on projects located in the United States and Paraguay. In November 2010, we commenced uranium extraction utilizing ISR for the first time at the Palangana Mine and processed those materials at the Hobson Processing Facility into drums of U3O8, our only sales product and source of revenue. We also hold uranium projects in various stages of exploration and pre-extraction in the States of Arizona, Colorado, New Mexico, Texas and Wyoming and in the Republic of Paraguay.

We have a history of significant negative cash flow and accumulated deficit since inception to October 31, 2014 of $175.4 million. Although we generated revenues from sales of U3O8 during Fiscal 2013 and 2012 of $9.0 million and $13.8 million, respectively, we have yet to achieve profitability or develop positive cash flow from our operations. No revenues from the sale of U3O8 were generated during the three months ended October 31, 2014 or during Fiscal 2014 or prior to Fiscal 2012. Furthermore, we do not expect to achieve and maintain profitability or develop positive cash flow from our operations in the near term. Historically, we have been reliant primarily on equity financings and, more recently, on debt financing to fund our operations and we expect this reliance to continue for the foreseeable future. As a result of our limited financial and operating history, including our significant negative cash flow and net losses to date, it may be difficult to evaluate our future performance.

Our long-term success, including the recoverability of the carrying values of our assets and our ability to acquire additional uranium projects and continue with exploration and pre-extraction activities and mining activities on our existing uranium projects, will depend ultimately on our ability to achieve and maintain profitability and positive cash flow from our operations by establishing ore bodies that contain commercially recoverable uranium and to develop these into profitable mining activities. The economic viability of our mining activities, including the expected duration and profitability of the Palangana Mine and of any future satellite ISR mines, such as the Goliad and Burke Hollow Projects, located within the South Texas Uranium Belt, has many risks and uncertainties. These include, but are not limited to: (i) a significant, prolonged decrease in the market price of uranium; (ii) difficulty in marketing and/or selling uranium concentrates; (iii) significantly higher than expected capital costs to construct the mine and/or processing plant; (iv) significantly higher than expected extraction costs; (v) significantly lower than expected uranium extraction; (vi) significant delays, reductions or stoppages of uranium extraction activities; and (vi) the introduction of significantly more stringent regulatory laws and regulations. Our mining activities may change as a result of any one or more of these risks and uncertainties and there is no assurance that any ore body that we extract mineralized materials from will result in achieving and maintaining profitability and developing positive cash flow.

Our operations are capital intensive, and we will require significant additional financing to acquire additional uranium projects and continue with our exploration and pre-extraction activities on our existing uranium projects. However, there is no assurance that we will be successful in securing any form of additional financing when required and on terms favorable to us.

Our operations are capital intensive and future capital expenditures are expected to be substantial. We will require significant additional financing to fund our operations, including continuing with our exploration and pre-extraction activities which include assaying, drilling, geological and geochemical analysis and mine construction costs. In the absence of such additional financing, we would not be able to fund our operations, including continuing with our exploration and pre-extraction activities, which may result in delays, curtailment or abandonment of any one or all of our uranium projects.

Historically, we have been reliant primarily on equity financings from the sale of our common stock and, for Fiscal 2014 and 2013, on debt financing in order to fund our operations. We have also relied on cash flows generated from our mining activities during Fiscal 2013 and 2012, however, we have yet to achieve profitability or develop positive cash flow from operations. Our reliance on equity and debt financings is expected to continue for the foreseeable future, and their availability whenever such additional financing is required, will be dependent on many factors beyond our control including, but not limited to, the market price of uranium, the continuing public support of nuclear power as a viable source of electricity generation, the volatility in the global financial markets affecting our stock price and the status of the worldwide economy, any one of which may cause significant challenges in our ability to access additional financing, including access to the equity and credit markets. We may also be required to seek other forms of financing, such as joint venture arrangements to continue advancing our uranium projects which would depend entirely on finding a suitable third party willing to enter into such an arrangement, typically involving an assignment of a percentage interest in the mineral project. However, there is no assurance that we will be successful in securing any form of additional financing when required and on terms favorable to us.

Restrictive covenants in the credit agreement governing our indebtedness may restrict our ability to pursue our business strategies.

We entered into an amended and restated credit agreement dated and effective March 13, 2014, which superseded in its entirety a prior credit agreement dated and effective July 30, 2013, which provides for a $20 million secured credit facility, pursuant to which we had drawn down $20 million in principal as of July 31, 2014. The amended and restated credit agreement includes restrictive covenants that, among other things, limit our ability to sell the assets securing our indebtedness or to incur additional indebtedness other than permitted indebtedness, which may restrict our ability to pursue certain business strategies from time to time. If we do not comply with these covenants, we could be in default which, if not addressed or waived, could require accelerated repayment of our indebtedness and/or enforcement by the lenders against certain key assets securing our indebtedness.

If we are unable to service our indebtedness, we could lose the assets securing our indebtedness.

Our ability to make scheduled payments of principal, interest and fees, including compliance with the restrictive covenants under our amended and restated credit agreement, will be dependent on and may change as a result of our financial condition and operating performance. If we cannot make scheduled payments on our debt, we will be in default which, if not addressed or waived, could require accelerated repayment of our indebtedness and/or enforcement by the lenders against certain assets securing our indebtedness. Our amended and restated credit agreement is secured against the lease and related rights comprising the Hobson Processing Facility and the mineral and related rights comprising the Goliad Project. These are key assets on which our business is substantially dependent and as such, the enforcement against any one or all of these assets would have a material adverse effect on our operations and financial condition.

Our uranium extraction and sales history is limited, with our uranium extraction originating from a single uranium mine. Our ability to continue generating revenue is subject to a number of factors, any one or more of which may adversely affect our revenues, results of operations and financial condition.

We have a limited history of uranium extraction and generating revenue. In November 2010, we commenced uranium extraction at a single uranium mine, the Palangana Mine, which has been our sole source for the U3O8 sold to generate our revenues of $9.0 million during Fiscal 2013 and $13.8 million during Fiscal 2012, with no revenues from the sale of U3O8 generated during Fiscal 2014 or prior to Fiscal 2012. During Fiscal 2014, we announced a strategic plan to align our operations to adapt to the existing uranium market in a challenging post-Fukushima environment and as a result, uranium extraction at the Palangana Mine operated at a reduced pace, including the deferral of any further pre-extraction expenditures, to maintain operational readiness to ramp-up output in anticipation of a recovery in uranium prices. Our ability to continue generating revenue from the Palangana Mine is subject to a number of factors which include, but are not limited to, (i) a significant, prolonged decrease in the market price of uranium; (ii) difficulty in marketing and/or selling uranium concentrates; (iii) significantly higher than expected capital costs to construct the mine and/or processing plant; (iv) significantly higher than expected extraction costs; (v) significantly lower than expected uranium extraction; (vi) significant delays, reductions or stoppages of uranium extraction activities; and (vii) the introduction of significantly more stringent regulatory laws and regulations. Furthermore, continued mining activities at the Palangana Mine will eventually deplete the Palangana Mine or become uneconomical, and if we are unable to directly acquire or develop our existing uranium projects, such as the Goliad and Burke Hollow Projects, into additional uranium mines from which we can commence uranium extraction, it will negatively impact our ability to continue generating revenues. Any one or more of these occurrences may adversely affect our results of operations and financial condition.

Uranium exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, and actual results may differ significantly from expectations or anticipated amounts. Furthermore, exploration programs conducted on our uranium projects may not result in the establishment of ore bodies that contain commercially recoverable uranium.

Uranium exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, many beyond our control, including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) unusual or unexpected geological formations; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) industrial accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) availability of contractors and labor; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations. These risks and uncertainties could result in: delays, reductions or stoppages in our mining activities; increased capital and/or extraction costs; damage to, or destruction of, our mineral projects, extraction facilities or other properties; personal injuries; environmental damage; monetary losses; and legal claims.

Success in uranium exploration is dependent on many factors, including, without limitation, the experience and capabilities of a company's management, the availability of geological expertise and the availability of sufficient funds to conduct the exploration program. Even if an exploration program is successful and commercially recoverable uranium is established, it may take a number of years from the initial phases of drilling and identification of the mineralization until extraction is possible, during which time the economic feasibility of extraction may change such that the uranium ceases to be economically recoverable. Uranium exploration is frequently non-productive due, for example, to poor exploration results or the inability to establish ore bodies that contain commercially recoverable uranium, in which case the uranium project may be abandoned and written-off. Furthermore, we will not be able to benefit from our exploration efforts and recover the expenditures that we incur on our exploration programs if we do not establish ore bodies that contain commercially recoverable uranium and develop these uranium projects into profitable mining activities, and there is no assurance that we will be successful in doing so for any of our uranium projects.

Whether an ore body contains commercially recoverable uranium depends on many factors including, without limitation: (i) the particular attributes, including material changes to those attributes, of the deposit such as size, grade, recovery rates and proximity to infrastructure; (ii) the market price of uranium, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, permitting and land use, taxes, land tenure and transportation.

We have not established proven or probable reserves through the completion of a "final" or "bankable" feasibility study for any of our uranium projects, including the Palangana Mine. Furthermore, we have no plans to establish proven or probable reserves for any of our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine. Since we commenced extraction of mineralized materials from the Palangana Mine without having established proven or probable reserves, it may result in our mining activities at the Palangana Mine, and at any future uranium projects for which proven or probable reserves are not established, being inherently riskier than other mining activities for which proven or probable reserves have been established.

We have established the existence of mineralized materials for certain uranium projects, including the Palangana Mine. We have not established proven or probable reserves, as defined by the SEC under Industry Guide 7, through the completion of a "final" or "bankable" feasibility study for any of our uranium projects, including the Palangana Mine. Furthermore, we have no plans to establish proven or probable reserves for any of our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine. Since we commenced uranium extraction at the Palangana Mine without having established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated. Any mineralized materials established or extracted from the Palangana Mine should not in any way be associated with having established or produced from proven or probable reserves.

Since we are in the Exploration Stage, pre-production expenditures including those related to pre-extraction activities are expensed as incurred, the effects of which may result in our consolidated financial statements not being directly comparable to the financial statements of companies in the Production Stage.

Despite the fact that we commenced uranium extraction at the Palangana Mine in November 2010, we remain in the Exploration Stage as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established, which may never occur. We prepare our consolidated financial statements in accordance with United States generally accepted accounting principles ("U.S. GAAP") under which acquisition costs of mineral rights are initially capitalized as incurred while pre-production expenditures are expensed as incurred until such time we exit the Exploration Stage.  Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that uranium project, after which subsequent expenditures relating to mine development activities for that particular project are capitalized as incurred.

We have neither established nor have any plans to establish proven or probable reserves for our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine. Companies in the Production Stage as defined by the SEC under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold. As we are in the Exploration Stage, it has resulted in us reporting larger losses than if we had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to ongoing mill and mine pre-extraction activities. Additionally, there would be no corresponding amortization allocated to our future reporting periods since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if we had been in the Production Stage. Any capitalized costs, such as acquisition costs of mineral rights, are depleted over the estimated extraction life using the straight-line method. As a result, our consolidated financial statements may not be directly comparable to the financial statements of companies in the Production Stage.

We have recorded estimated reclamation obligations relating to our uranium projects which may be exceeded by the actual reclamation costs when incurred in the future.

We are responsible for certain reclamation obligations in the future, primarily for the Hobson Processing Facility and the Palangana Mine, and have recorded a liability on our balance sheet to recognize such estimated reclamation costs.  There is a risk, however, that the actual reclamation costs when incurred in the future will exceed the estimated amounts recorded, which will adversely affect our results of operations and financial performance.

We do not insure against all of the risks we face in our operations.

In general, where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. We currently maintain insurance against general commercial liability claims and certain physical assets used in our operations, subject to exclusions and limitations, however, we do not maintain insurance to cover all of the potential risks and hazards associated with our operations.  We may be subject to liability for environmental, pollution or other hazards associated with our exploration, pre-extraction and extraction activities, which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons. Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.

Acquisitions that we may make from time to time could have an adverse impact on us.

From time to time, we examine opportunities to acquire additional mining assets and businesses. Any acquisition that we may choose to complete may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of our Company. Any acquisitions would be accompanied by risks which could have a material adverse effect on our business. For example, there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that we choose to raise debt capital to finance any such acquisition, our leverage will be increased. If we choose to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

The uranium industry is subject to numerous stringent laws, regulations and standards, including environmental protection laws and regulations. If any changes occur that would make these laws, regulations and standards more stringent, it may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to numerous stringent laws, regulations and standards at the federal, state, and local levels governing permitting, pre-extraction, extraction, exports, taxes, labor standards, occupational health, waste disposal, protection and reclamation of the environment, protection of endangered and protected species, mine safety, hazardous substances and other matters. Our compliance with these requirements requires significant financial and personnel resources.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may change or be applied or interpreted in a manner which may also have a material adverse effect on our operations. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or special interest group, may also have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to stringent environmental protection laws and regulations at the federal, state, and local levels. These laws and regulations, which include permitting and reclamation requirements, regulate emissions, water storage and discharges and disposal of hazardous wastes. Uranium mining activities are also subject to laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods. Various permits from governmental and regulatory bodies are required for mining to commence or continue, and no assurance can be provided that required permits will be received in a timely manner.

Our compliance costs including the posting of surety bonds associated with environmental protection laws and regulations and health and safety standards have been significant to date, and are expected to increase in scale and scope as we expand our operations in the future. Furthermore, environmental protection laws and regulations may become more stringent in the future, and compliance with such changes may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

To the best of our knowledge, our operations are in compliance, in all material respects, with all applicable laws, regulations and standards. If we become subject to liability for any violations, we may not be able or may elect not to insure against such risk due to high insurance premiums or other reasons. Where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. However, we cannot provide any assurance that such insurance will continue to be available at reasonable premiums or that such insurance will be adequate to cover any resulting liability.

We may not be able to obtain or maintain necessary licenses.

Our exploration and mining activities are dependent upon the grant of appropriate authorizations, licences, permits and consents, as well as continuation of these authorizations, licences, permits and consents already granted, which may be granted for a defined period of time, or may not be granted or may be withdrawn or made subject to limitations. There can be no assurance that all necessary authorizations, licences, permits and consents will be granted to us, or that authorizations, licences, permits and consents already granted will not be withdrawn or made subject to limitations.

Major nuclear incidents may have adverse effects on the nuclear and uranium industries.

The nuclear incident that occurred in Japan in March 2011 had significant and adverse effects on both the nuclear and uranium industries. If another nuclear incident were to occur, it may have further adverse effects for both industries. Public opinion of nuclear power as a source of electricity generation may be adversely affected, which may cause governments of certain countries to further increase regulation for the nuclear industry, reduce or abandon current reliance on nuclear power or reduce or abandon existing plans for nuclear power expansion. Any one of these occurrences has the potential to reduce current and/or future demand for nuclear power, resulting in lower demand for uranium and lower market prices for uranium, adversely affecting the Company's operations and prospects. Furthermore, the growth of the nuclear and uranium industries is dependent on continuing and growing public support of nuclear power as a viable source of electricity generation.

The marketability of uranium concentrates will be affected by numerous factors beyond our control which may result in our inability to receive an adequate return on our invested capital.

The marketability of uranium concentrates extracted by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, fluctuations in the market price of uranium, governmental regulations, land tenure and use, regulations concerning the importing and exporting of uranium and environmental protection regulations. The future effects of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to receive an adequate return on our invested capital.

The uranium industry is highly competitive and we may not be successful in acquiring additional projects.

The uranium industry is highly competitive, and our competition includes larger, more established companies with longer operating histories that not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. Due to their greater financial and technical resources, we may not be able to acquire additional uranium projects in a competitive bidding process involving such companies. Additionally, these larger companies have greater resources to continue with their operations during periods of depressed market conditions.

We hold mineral rights in foreign jurisdictions which could be subject to additional risks due to political, taxation, economic and cultural factors.

We hold certain mineral rights located in Paraguay through the acquisition of Piedra Rica Mining S.A. and Transandes Paraguay S.A., both companies incorporated in Paraguay. Operations in foreign jurisdictions outside of the U.S. and Canada, especially in developing countries, may be subject to additional risks as they may have different political, regulatory, taxation, economic and cultural environments that may adversely affect the value or continued viability of our rights. These additional risks include, but are not limited to: (i) changes in governments or senior government officials; (ii) changes to existing laws or policies on foreign investments, environmental protection, mining and ownership of mineral interests; (iii) renegotiation, cancellation, expropriation and nationalization of existing permits or contracts; (iv) foreign currency controls and fluctuations; and (v) civil disturbances, terrorism and war.

In the event of a dispute arising at our foreign operations in Paraguay, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the United States or Canada. We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity. Any adverse or arbitrary decision of a foreign court may have a material and adverse impact on our business, prospects, financial condition and results of operations.

There is no guarantee that title to our mineral property interests will not be challenged.

Although we have taken reasonable measures to ensure proper title to our interests in mineral properties and other assets, there is no guarantee that the title to any of such interests will not be challenged. No assurance can be given that we will be able to secure the grant or the renewal of existing mineral rights and tenures on terms satisfactory to us, or that governments in the jurisdictions in which we operate will not revoke or significantly alter such rights or tenures or that such rights or tenures will not be challenged or impugned by third parties, including local governments, aboriginal peoples or other claimants. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. A successful challenge to the precise area and location of our claims could result in us being unable to operate on our properties as permitted or being unable to enforce our rights with respect to our properties.

Due to the nature of our business, we may be subject to legal proceedings which may divert management's time and attention from our business and result in substantial damage awards.

Due to the nature of our business, we may be subject to numerous regulatory investigations, civil claims, lawsuits and other proceedings in the ordinary course of our business including those described under Item 1. Legal Proceedings in our Quarterly Report on Form 10-Q for our fiscal quarter ended October 31, 2014. No reserves have been established for any potential liability relating to these lawsuits. The outcome of these lawsuits is uncertain and subject to inherent uncertainties, and the actual costs to be incurred will depend upon many unknown factors. We may be forced to expend significant resources in the defense of these suits, and we may not prevail. Defending against these and other lawsuits in the future may not only require us to incur significant legal fees and expenses, but may become time-consuming for us and detract from our ability to fully focus our internal resources on our business activities. The results of any legal proceeding cannot be predicted with certainty due to the uncertainty inherent in litigation, the difficulty of predicting decisions of regulators, judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business, results of operations or financial position.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success is dependent on the efforts, abilities and continued service of certain senior officers and key employees and consultants. A number of our key employees and consultants have significant experience in the uranium industry. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement.

Certain directors and officers may be subject to conflicts of interest.

The majority of our directors and officers are involved in other business ventures including similar capacities with other private or publicly-traded companies. Such individuals may have significant responsibilities to these other business ventures, including consulting relationships, which may require significant amounts of their available time. Conflicts of interest may include decisions on how much time to devote to our business affairs and what business opportunities should be presented to us. Our Code of Business Conduct for Directors, Officers and Employees provides for guidance on conflicts of interest.

The laws of the State of Nevada and our Articles of Incorporation may protect our directors and officers from certain types of lawsuits.

The laws of the State of Nevada provide that our directors and officers will not be liable to the Company or its stockholders for monetary damages for all but certain types of conduct as directors and officers of the Company. Our Bylaws provide for broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. These indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, and may have the effect of preventing stockholders from recovering damages against our directors and officers caused by their negligence, poor judgment or other circumstances.

Several of our directors and officers are residents outside of the U.S., and it may be difficult for stockholders to enforce within the U.S. any judgments obtained against such directors or officers.

Several of our directors and officers are nationals and/or residents of countries other than the U.S., and all or a substantial portion of such persons' assets are located outside of the U.S. As a result, it may be difficult for investors to effect service of process on such directors and officers, or enforce within the U.S. any judgments obtained against such directors and officers, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. Consequently, stockholders may be effectively prevented from pursuing remedies against such directors and officers under U.S. federal securities laws. In addition, stockholders may not be able to commence an action in a Canadian court predicated upon the civil liability provisions under U.S. federal securities laws. The foregoing risks also apply to those experts identified in this document that are not residents of the U.S.

Disclosure controls and procedures and internal control over financial reporting, no matter how well designed and operated, are designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness.

Management's evaluation on the effectiveness of disclosure controls and procedures is designed to ensure that information required for disclosure in our public filings is recorded, processed, summarized and reported on a timely basis to our senior management, as appropriate, to allow timely decisions regarding required disclosure. Management's report on internal control over financial reporting is designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported. Any system of controls, no matter how well designed and operated, is based in part upon certain assumptions designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness.

Risks Related to Our Common Stock

Historically, the market price of our common stock has been and may continue to fluctuate significantly.

On September 28, 2007, our common stock commenced trading on the NYSE MKT Equities Exchange (formerly known as the American Stock Exchange and the NYSE Amex Equities Exchange) and prior to that, traded on the OTC Bulletin Board.

The global markets have experienced significant and increased volatility in the past, and have been impacted by the effects of mass sub-prime mortgage defaults and liquidity problems of the asset-backed commercial paper market, resulting in a number of large financial institutions requiring government bailouts or filing for bankruptcy. The effects of these past events and any similar events in the future may continue to or further affect the global markets, which may directly affect the market price of our common stock and our accessibility for additional financing. Although this volatility may be unrelated to specific company performance, it can have an adverse effect on the market price of our shares which, historically, has fluctuated significantly and may continue to do so in the future.

In addition to the volatility associated with general economic trends and market conditions, the market price of our common stock could decline significantly due to the impact of any one or more events, including, but not limited to, the following: (i) volatility in the uranium market; (ii) occurrence of a major nuclear incident such as the events in Fukushima in March 2011; (iii) changes in the outlook for the nuclear power and uranium industries; (iv) failure to meet market expectations on our exploration, pre-extraction or extraction activities, including abandonment of key uranium projects; (v) sales of a large number of our shares held by certain stockholders including institutions and insiders; (vi) downward revisions to previous estimates on us by analysts; (vii) removal from market indices; (viii) legal claims brought forth against us; and (ix) introduction of technological innovations by competitors or in competing technologies.

A prolonged decline in the market price of our common stock could affect our ability to obtain additional financing which would adversely affect our operations.

Historically, we have relied on equity financing and more recently, on debt financing, as primary sources of financing. A prolonged decline in the market price of our common stock or a reduction in our accessibility to the global markets may result in our inability to secure additional financing which would have an adverse effect on our operations.

Additional issuances of our common stock may result in significant dilution to our existing shareholders and reduce the market value of their investment.

We are authorized to issue 750,000,000 shares of common stock of which 91,529,711 shares were issued and outstanding as of October 31, 2014. Future issuances for financings, mergers and acquisitions, exercise of stock options and share purchase warrants and for other reasons may result in significant dilution to and be issued at prices substantially below the price paid for our shares held by our existing stockholders. Significant dilution would reduce the proportionate ownership and voting power held by our existing stockholders, and may result in a decrease in the market price of our shares.

We filed a Form S-3 "Shelf" Registration Statement, which was declared effective on January 10, 2014. This "Shelf" Registration Statement provides for the public offer and sale of certain securities of the Company from time to time, at our discretion, up to an aggregate offering amount of $100 million.

We are subject to the Continued Listing Criteria of the NYSE MKT and our failure to satisfy these criteria may result in delisting of our common stock.

Our common stock is currently listed on the NYSE MKT.  In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders' equity and a minimum number of public shareholders.  In addition to these objective standards, the NYSE MKT may delist the securities of any issuer if, in its opinion, the issuer's financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE MKT inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE MKT's listing requirements; if an issuer's common stock sells at what the NYSE MKT considers a "low selling price" and the issuer fails to correct this via a reverse split of shares after notification by the NYSE MKT; or if any other event occurs or any condition exists which makes continued listing on the NYSE MKT, in its opinion, inadvisable.

If the NYSE MKT delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contains forward-looking statements that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. In evaluating these statements, you should consider various factors, including the assumptions, risks and uncertainties outlined in this prospectus under "Risk Factors." Any one or more of these factors may cause our actual results to differ materially from any forward-looking statement made in this prospectus. Forward looking statements in this prospectus include, among others, statements regarding:

  our capital needs;

  business plans; and

  expectations.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding future events, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some of these risks and assumptions include:

  our limited operating history;

  our history of operating losses;

  our need for additional financing;

  our exploration activities may not result in commercially exploitable quantities of ore on our mineral properties;

  the risks inherent in the exploration for minerals such as geologic formation, weather, accidents, equipment failures and governmental restrictions;

  the potential for environmental damage;

  limits to our insurance coverage;

  the competitive environment in which we operate;

  the level of government regulation, including environmental regulation;

  changes in governmental regulation and administrative practices;

  nuclear incidents;

  the marketability of uranium concentrates;

  the competitive environment in which we operate;

  our dependence on key personnel;

  conflicts of interest of our directors and officers;

  our ability to fully implement our business plan;

  our ability to effectively manage our growth; and

  other regulatory, legislative and judicial developments.

We advise the reader that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Important factors that you should also consider include, but are not limited to, the factors discussed under "Risk Factors" in this prospectus.

The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to 15,493,788 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain Eligible Participants in our 2014 Stock Incentive Plan for their own account. Eligible Participants in our 2014 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are "affiliates" of our company, as defined in Rule 405 under the Securities Act.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. All of the 15,493,788 common shares which may be offered pursuant to this reoffer prospectus underlie awards that have been or may be granted under our 2014 Stock Incentive Plan. We will receive proceeds from the exercise of any stock options that may be granted under the 2014 Stock Incentive Plan. The exercise or purchase price per share, if any, of each award may not be less than the Fair Market Value (as defined in the 2014 Stock Incentive Plan) of our company's common stock on the date of the grant. All proceeds, if any, from the exercise of these future options will be added to our working capital.

The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

DILUTION

Because the selling stockholders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING STOCKHOLDERS

On June 9, 2014, our Board of Directors authorized and approved the adoption of the Company's 2014 Stock Incentive Plan, under which an aggregate of 15,493,788 of our shares may be issued, which consists of 7,993,788 shares issuable pursuant to options previously granted that were outstanding under our 2013 Stock Incentive Plan (as described below) as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan (and which 7,993,788 shares are registered pursuant to prior Form S-8 Registration Statements filed by the Company) and 7,500,000 additional shares that may be issued pursuant to awards that may be granted under the 2014 Stock Incentive Plan. The 2014 Stock Incentive Plan supersedes and replaces the Company's 2013 Stock Incentive Plan, dated as originally ratified by the Board of Directors on May 1, 2013, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2013. The 2013 Stock Incentive Plan, in turn, superseded and replaced each of (i) the Company's 2006 Stock Incentive Plan, dated as originally ratified by the Board of Directors on October 10, 2006, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2008, and (ii) the Company's 2009 Stock Incentive Plan, dated as originally ratified by the Board of Directors on June 5, 2009, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 23, 2009, which was amended pursuant to an amendment thereto originally ratified by the Board of Directors on May 25, 2010, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 22, 2010.

Under the 2013 Stock Incentive Plan, an aggregate of 15,493,788 of our shares were authorized for issuance. As of June 9, 2014, a total of 7,993,788 previously granted options remained outstanding under our 2013 Stock Incentive Plan and 2,143,500 shares remained available for grant under the 2013 Stock Incentive Plan. As indicated above, all previously granted options that were outstanding under our 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan are covered by the 2014 Stock Incentive Plan. For the avoidance of doubt, the 2,143,500 Shares of the Company remaining available for grant under the 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan are no longer available for future grant given that the 2013 Stock Incentive Plan has been superseded and replaced by the 2014 Stock Incentive Plan.

The 2014 Stock Incentive Plan was ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2014.

"Eligible Participants" in our 2014 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities.

The selling stockholders named in this prospectus in the table below are "affiliates" of our company (as defined in Rule 405 under the Securities Act). Such selling stockholders are offering an aggregate of 3,214,634 shares offered through this prospectus, of which all 3,214,634 shares consist of shares underlying stock options that we have granted to the selling stockholders pursuant to our 2014 Stock Incentive Plan as well as our prior stock incentive plans (as described above), which have been subsumed under our 2014 Stock Incentive Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the 2014 Stock Incentive Plan to any Eligible Participants who are "affiliates" of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

    the number of common shares owned by each selling stockholder prior to this offering;

    the total number of common shares that are to be offered by each selling stockholder;

    the total number of common shares that will be owned by each selling stockholder upon completion of the offering;

    the percentage owned by each selling stockholder; and

    the identity of the beneficial holder of any entity that owns the common shares.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issuable upon exercise of the stock options held by the selling stockholders as these options are exercisable within 60 days of the date hereof.

The "Number of Shares Being Offered" includes the common shares that have been or may be acquired by the selling stockholders pursuant to the exercise of stock options granted to the selling stockholders pursuant to our 2014 Stock Incentive Plan. Information with respect to "Shares Beneficially Owned Upon Completion of the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

	Shares Beneficially Owned Prior to the Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned Upon Completion of the Offering(1)
Name of Selling Stockholder	Number	Percent		Number	Percent
Directors and Executive Officers:
Amir Adnani President, Chief Executive Officer and a director	2,980,112 (2)	3.2%	1,139,634	1,840,478	2.0%
Alan Lindsay Chairman and a director	2,328,386 (3)	2.5%	1,000,000	1,328,386	1.4%
Ivan Obolensky A director	218,419 (4)	*	200,000	18,419	*
Vincent Della Volpe A director	237,500 (5)	*	237,500	Nil	Nil
David Kong A director	95,787 (6)	*	87,500	8,287	*
Ganpat Mani A director	50,000 (7)	*	50,000	Nil	Nil
Mark Katsumata Secretary, Treasurer and Chief Financial Officer	354,839 (8)	*	350,000	4,839	*
Scott Melbye Executive Vice President	157,500 (9)	*	150,000	7,500	*
Directors and Executive Officers as a group (8 persons):	6,422,543 (10)	6.8%	3,214,634	3,207,909	3.4%

Notes:

*         Less than one percent.

(1)      Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security. Certain shares of common stock may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares of common stock are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares of common stock outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of common stock of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date hereof. As of January 7, 2015, there were 91,863,023 shares of common stock of the Company issued and outstanding.

(2)      This figure represents (i) 1,837,478 shares of common stock, (ii) 3,000 shares of common stock held of record by Mr. Adnani's wife, (iii) vested stock options to purchase 764,634 shares of our common stock and (iv) options to purchase 375,000 shares of our common stock that vest within 60 days of the date hereof.

(3)      This figure represents (i) 1,164,886 shares of common stock, (ii) 163,500 shares of common stock held of record by Mr. Lindsay's wife, (iii) vested stock options to purchase 925,000 shares of our common stock and (iv) options to purchase 75,000 shares of our common stock that vest within 60 days of the date hereof. Mr. Lindsay is the father-in-law of Mr. Adnani.

(4)      This figure represents (i) 18,419 shares of common stock, (ii) vested stock options to purchase 150,000 shares of our common stock and (iii) options to purchase 50,000 shares of our common stock that vest within 60 days of the date hereof.

(5)      This figure represents (i) vested stock options to purchase 193,750 shares of our common stock and (ii) options to purchase 43,750 shares of our common stock that vest within 60 days of the date hereof.

(6)      This figure represents (i) 8,287 shares of common stock, (ii) vested stock options to purchase 43,750 shares of our common stock and (iii) options to purchase 43,750 shares of our common stock that vest within 60 days of the date hereof.

(7)      This figure represents (i) vested stock options to purchase 25,000 shares of our common stock and (ii) stock options to purchase 25,000 shares of our common stock that vest within 60 days of the date hereof.

(8)      This figure represents (i) 4,839 shares of common stock, (ii) vested stock options to purchase 212,500 shares of our common stock and (iii) options to purchase 137,500 shares of our common stock that vest within 60 days of the date hereof.

(9)      This figure represents (i) 7,500 shares of common stock, (ii) vested stock options to purchase 75,000 shares of our common stock and (iii) options to purchase 75,000 shares of our common stock that vest within 60 days of the date hereof.

(10)      This figure represents (i) 3,207,909 shares of common stock, (ii) vested stock options to purchase 2,389,634 shares of our common stock and (iii) options to purchase 825,000 shares of our common stock that vest within 60 days of the date hereof.

PLAN OF DISTRIBUTION

2014 Stock Incentive Plan

On June 9, 2014, our Board of Directors authorized and approved the adoption of the Company's 2014 Stock Incentive Plan, under which an aggregate of 15,493,788 of our shares may be issued, which consists of 7,993,788 shares issuable pursuant to options previously granted that were outstanding under our 2013 Stock Incentive Plan (as described below) as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan (and which 7,993,788 shares are registered pursuant to prior Form S-8 Registration Statements filed by the Company) and 7,500,000 additional shares that may be issued pursuant to awards that may be granted under the 2014 Stock Incentive Plan. The 2014 Stock Incentive Plan supersedes and replaces the Company's 2013 Stock Incentive Plan, dated as originally ratified by the Board of Directors on May 1, 2013, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2013. The 2013 Stock Incentive Plan, in turn, superseded and replaced each of (i) the Company's 2006 Stock Incentive Plan, dated as originally ratified by the Board of Directors on October 10, 2006, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2008, and (ii) the Company's 2009 Stock Incentive Plan, dated as originally ratified by the Board of Directors on June 5, 2009, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 23, 2009, which was amended pursuant to an amendment thereto originally ratified by the Board of Directors on May 25, 2010, as ratified by the shareholders of the Company at the Company's annual general meeting held on July 22, 2010.

Under the 2013 Stock Incentive Plan, an aggregate of 15,493,788 of our shares were authorized for issuance. As of June 9, 2014, a total of 7,993,788 previously granted options remained outstanding under our 2013 Stock Incentive Plan and 2,143,500 shares remained available for grant under the 2013 Stock Incentive Plan. As indicated above, all previously granted options that were outstanding under our 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan are covered by the 2014 Stock Incentive Plan. For the avoidance of doubt, the 2,143,500 Shares of the Company remaining available for grant under the 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan are no longer available for future grant given that the 2013 Stock Incentive Plan has been superseded and replaced by the 2014 Stock Incentive Plan.

The 2014 Stock Incentive Plan was ratified by the shareholders of the Company at the Company's annual general meeting held on July 24, 2014.

As indicated above, an aggregate of 15,493,788 of our shares may be issued pursuant to the grant of awards under the 2014 Stock Incentive Plan, which consists of 7,993,788 shares issuable pursuant to options previously granted that were outstanding under our 2013 Stock Incentive Plan as of the date our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan on June 9, 2014 and 7,500,000 additional shares that may be issued pursuant to awards that may be granted under the 2014 Stock Incentive Plan. Between June 9, 2014 and December 31, 2014, options to purchase an aggregate of 4,440,250 shares were cancelled or were forfeited. As a result, an additional 4,440,250 shares became available for grant under the 2014 Stock Incentive Plan.

The purpose of the 2014 Stock Incentive Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2014 Stock Incentive Plan is to be administered by our Compensation Committee which shall determine, among other things: (a) the persons to be granted awards under the 2014 Stock Incentive Plan; (b) the number of shares or amount of other awards to be granted; and (c) the terms and conditions of the awards granted. The Company may issue restricted shares, options, stock appreciation rights, deferred stock rights and dividend equivalent rights, among others, under the 2014 Stock Incentive Plan.

An award may not be exercised after the termination date of the award and may be exercised following the termination of an eligible participant's continuous service only to the extent provided by the administrator under the 2014 Stock Incentive Plan. If the administrator under the 2014 Stock Incentive Plan permits a participant to exercise an award following the termination of continuous service for a specified period, the award terminates to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever occurs first. In the event an eligible participant's service has been terminated for "cause", he or she shall immediately forfeit all rights to any of the awards outstanding.

On September 3, 2014, the Company granted options to purchase an aggregate of 7,540,000 shares under the 2014 Stock Incentive Plan.

The foregoing summary of the 2014 Stock Incentive Plan is not complete and is qualified in its entirety by reference to the 2014 Stock Incentive Plan.

Timing of Sales

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling stockholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivatives;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

    may not engage in any stabilization activities in connection with our common stock;

    may not cover short sales by purchasing shares while the distribution is taking place; and

    may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses include, but are not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

McMillan LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The consolidated financial statements for the years ended July 31, 2014 and 2013 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Ernst & Young LLP, Chartered Accountants ("Ernst & Young"), an independent registered public accounting firm, as stated in their reports dated October 10, 2014. The reports of Ernst & Young, which are incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended July 31, 2014, and the consolidated financial statements for the year ended July 31, 2014, have been so incorporated in reliance upon such reports given upon on the authority of such firm as an expert in auditing and accounting.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on July 31, 2014 to the date of this prospectus, other than those changes that have been described in our Quarterly Report on Form 10-Q for our fiscal quarter ended October 31, 2014 that we filed with the SEC on December 10, 2014, in our Current Report on Form 8-K that we filed with the SEC on September 8, 2014 and in our Current Reports on Form 8-K that we furnished to the SEC on September 16, 2014, October 1, 2014, October 14, 2014, November 18, 2014, December 2, 2014 and December 10, 2014.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed by our company with the SEC are incorporated herein by reference:

    our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 that we filed with the SEC on October 10, 2014;

    our Quarterly Report on Form 10-Q for our fiscal quarter ended October 31, 2014 that we filed with the SEC on December 10, 2014;

    our Current Report on Form 8-K that we filed with the SEC on September 8, 2014; and

    The description of our common stock contained in the Registration Statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company's Current Report on Form 8-K, as filed with the SEC on February 9, 2006, which disclosed the increase in the Company's authorized share capital to 750,000,000 shares of common stock.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. Amir Adnani, our President and Chief Executive Officer, at the following address and phone number:

Amir Adnani, President and Chief Executive Officer
1111 West Hastings Street, Suite 320
Vancouver, British Columbia, Canada V6E 2J3
Tel: (604) 682-9775

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any material that we file with the SEC at the Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

__________

URANIUM ENERGY CORP.

15,493,788 Shares of Common Stock
to be Offered and Sold by Selling Stockholders

January 9, 2015

____________________________________

REOFFER PROSPECTUS

____________________________________

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Uranium Energy Corp. (the "Company"). This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

__________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.              Incorporation of Documents by Reference.

The following documents filed by our company with the SEC are incorporated herein by reference:

    our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 that we filed with the SEC on October 10, 2014;

    our Quarterly Report on Form 10-Q for our fiscal quarter ended October 31, 2014 that we filed with the SEC on December 10, 2014;

    our Current Report on Form 8-K that we filed with the SEC on September 8, 2014; and

    The description of our common stock contained in the Registration Statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company's Current Report on Form 8-K, as filed with the SEC on February 9, 2006, which disclosed the increase in the Company's authorized share capital to 750,000,000 shares of common stock.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. Amir Adnani, our President and Chief Executive Officer, at the following address and phone number:

Amir Adnani, President and Chief Executive Officer
1111 West Hastings Street, Suite 320
Vancouver, British Columbia, Canada V6E 2J3
Tel: (604) 682-9775

You may read and copy any reports, statements or other information we have filed at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4.              Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

No expert or counsel named in this registration statement as having prepared or certified any part of this registration statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.              Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes ("NRS"), our Articles of Incorporation and our Bylaws.

NRS Section 78.7502 provides that:

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

    to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

a.      by our stockholders;

b.      by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

c.      if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

d.      if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

e.      by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.              Exemption from Registration Claimed.

Not applicable.

Item 8.              Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.
Exhibit Number	Description of Exhibit
4.1	2014 Stock Incentive Plan.(1)
5.1	Legal Opinion of McMillan LLP.(1)
23.1	Consent of McMillan LLP.(2)
23.2	Consent of Ernst & Young LLP.(1)
24.1	Power of Attorney (Included in Signature Page).

(1)      Filed as an exhibit to this registration statement on Form S-8.

(2)      Included in Exhibit 5.1

Item 9.              Undertakings.

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)      to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)      to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)      to include any material information with respect to the plan of distribution.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 14(d) of the Exchange Act that are incorporated by reference into this registration statement.

2.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 9th day of January, 2015.

URANIUM ENERGY CORP. By: /s/ Amir Adnani Amir Adnani President, Chief Executive Officer (Principal Executive Officer) and a director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amir Adnani as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Amir Adnani Amir Adnani	President, Chief Executive Officer (Principal Executive Officer) and a director	January 9, 2015
/s/ Mark Katsumata Mark Katsumata	Secretary, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 9, 2015
/s/ Alan P. Lindsay Alan P. Lindsay	Chairman and a director	January 9, 2015
/s/ Ivan Obolensky Ivan Obolensky	Director	January 9, 2015
/s/ Vincent Della Volpe Vincent Della Volpe	Director	January 9, 2015
/s/ David Kong David Kong	Director	January 9, 2015
/s/ Ganpat Mani Ganpat Mani	Director	January 9, 2015

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